As filed with the Securities and Exchange Commission on September 23, 2020
Registration No. 333-146486; 333-167795;
333-175310; 333-182195; 333-217820; 333-225499
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-146486
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-167795
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-175310
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-182195
Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-217820
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-225499

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
THE MEET GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	86-0879433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Union Square Drive
New Hope, Pennsylvania 18938
(Address of Principal Executive Offices) (Zip Code)
Amended and Restated 2006 Stock Incentive Plan (as Amended, 2011)
Amended and Restated 2012 Omnibus Incentive Plan
Amended and Restated 2016 Inducement Omnibus Incentive Plan
2018 Omnibus Incentive Plan
(Full title of the plan)

Frederic Beckley
General Counsel and Executive Vice President, Business Affairs
The Meet Group, Inc.
100 Union Square Drive
New Hope, Pennsylvania 18938
(Name and address of agent for service)

(215) 862-1162
(Telephone number, including area code, of agent for service)
Copy to:
James W. McKenzie, Jr.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, Pennsylvania 19103
(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
This Post-Effective Amendment relates to the following registration statements filed by The Meet Group, Inc., a Delaware corporation (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan	Shares of Common Stock, Par Value $0.001
333- 146486	October 3, 2007	2006 Stock Incentive Plan	5,442,075
333- 167795	June 25, 2010	Amended and Restated 2006 Stock Incentive Plan	4,443,038
333- 175310	July 1, 2011	Amendment to Amended and Restated 2006 Stock Incentive Plan	2,000,000
333- 182195	June 18, 2012	2012 Omnibus Incentive Plan	5,700,000
333- 217820	May 10, 2017	Amended and Restated 2012 Omnibus Incentive Plan Amended and Restated 2016 Inducement Omnibus Incentive Plan	1,800,000 2,750,000
333- 225499	June 7, 2018	2018 Omnibus Incentive Plan	17,288,371
On September 4, 2020, Holly Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of ParshipMeet US Holding Inc. (f/k/a eHarmony Holding, Inc.), a Delaware corporation (“Buyer”), completed its merger (the “Merger”) with and into the Company, pursuant to and in accordance with the terms of the previously announced Agreement and Plan of Merger, dated March 5, 2020 (the “Merger Agreement”), by and among the Company, Buyer, Merger Sub and, solely for the purpose of guaranteeing Buyer’s obligations under the Merger Agreement as set forth therein, NCG–NUCOM GROUP SE, a European stock corporation. The Company was the surviving corporation in the Merger and, as a result, is now a wholly-owned subsidiary of Buyer.
As a consequence of the Merger, the Company has terminated all offerings of its securities under its existing registration statements on Form S-8, including the Registration Statements. Accordingly, and in accordance with the undertakings made by the Company in the Registration Statements, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, solely to deregister any and all securities previously registered under the Registration Statements that remain unsold. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the New Hope, Pennsylvania, on September 23, 2020.

THE MEET GROUP, INC.

By:	/s/ Geoffrey Cook
Name: Geoffrey Cook Title: Chief Executive Officer
Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.